EXHIBIT 99.1

BOSTON SCIENTIFIC ANNOUNCES SETTLEMENT OF

DEPARTMENT OF JUSTICE INVESTIGATION OF 1998 RECALL

No charges brought against Company or any employees

Natick, MA (June 24, 2005) – Boston Scientific Corporation (NYSE: BSX) today announced that it has entered into a civil settlement agreement with the U.S. Department of Justice regarding the Department’s investigation of the 1998 voluntary recall of the NIR ON® Ranger™ with SOX™ stent system -- a product Boston Scientific no longer markets or sells -- and related events. This civil settlement brings to a conclusion a criminal investigation of the Company that has been pending for more than six years. No charges were brought against the Company or any employee. The Company agreed to pay $74 million as part of the agreement.

“We are very pleased that a six-year investigation into the 1998 recall of a now-obsolete product and related events has ended with no charges against the Company or any employee,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific. “The settlement involves no admission of any wrongdoing. We believe that Boston Scientific and its employees acted legally, responsibly and appropriately at all times. We elected to settle this lingering matter so we could put it behind us and devote our full energies to developing our life-saving medical technologies.”

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements.  The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with litigation, the commercialization of new technologies, competitive offerings, intellectual property and other factors described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:	Milan Kofol
508-650-8569
Investor Relations
Boston Scientific Corporation

Paul Donovan
508-650-8541
Media Relations
Boston Scientific Corporation